Product Supplement No. STEP UP-1 (To Prospectus dated April 20, 2009 and Series L Prospectus Supplement dated April 21, 2009) August 27, 2009	Filed Pursuant to Rule 424(b)(5) Registration No. 333-158663

Currency-Linked Step Up Notes

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The notes are unsecured senior debt securities issued by Bank of America Corporation. The notes will have some level of principal protection on the maturity date, as specified in the applicable term sheet (as defined below). If the notes are less than 100% principal protected, investors must be willing to lose up to the percentage of their investment indicated in the applicable term sheet. Payment of the Redemption Amount (as defined below) at maturity is subject to our credit risk.

•	We will not pay interest on the notes.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

•	The term sheet will also identify the underlying “Exchange Rate Measure,” which will be one or more currency exchange rates.

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At maturity, you will receive a cash payment per unit of the notes (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Exchange Rate Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.

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In no case will you receive a Redemption Amount that is less than a minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the Original Offering Price (as defined below), as specified in the applicable term sheet.

•	Unless the applicable term sheet provides otherwise:

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If the Ending Value is less than the Starting Value, then the Redemption Amount will equal the greater of (a) the Minimum Redemption Amount and (b) the sum of (i) the Original Offering Price and (ii) the Original Offering Price multiplied by the percentage change in the value of the Exchange Rate Measure from the Starting Value to the Ending Value.

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If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value (as defined below), then the Redemption Amount will equal the Original Offering Price plus the Step Up Payment (as defined below). If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal the sum of (i) the Original Offering Price and (ii) the Original Offering Price multiplied by the percentage increase in the value of the Exchange Rate Measure from the Starting Value to the Ending Value. As a result, if the Ending Value is greater than the Starting Value, your return on the notes will equal or exceed the return represented by the Step Up Payment.

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The Starting Value will be set to 100 on the date the notes are priced for initial sale to the public (the “pricing date”). The Step Up Value will be a specified percentage above the Starting Value and will be determined on the pricing date. The Ending Value will be the value of the Exchange Rate Measure on a calculation day (as defined below) shortly before the maturity date of the notes, determined as described in this product supplement.

•	The “Step Up Payment” will be determined on the pricing date and will be a dollar amount that will be equal to a percentage of the Original Offering Price per unit.

•	If specified in the applicable term sheet, the Redemption Amount will not exceed a specified cap (the “Capped Value”).

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The notes will be issued in denominations of whole units. Each unit will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”). The term sheet may also set forth a minimum number of units that you must purchase.

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If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

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One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), and Banc of America Investment Services, Inc. (“BAI”), may act as our selling agents to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-9. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.	Banc of America Investment Services, Inc.

SUMMARY

This product supplement relates only to the notes and does not relate to any currency that comprises the Exchange Rate Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transactions described in this product supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. We cannot redeem the notes at any earlier date. We will not make any payments on the notes until maturity.

The notes are designed for investors who are seeking some level of principal protection on their investment at maturity, who want exposure to a specific Exchange Rate Measure, and who anticipate that the value of the Exchange Rate Measure will increase from the Starting Value to the Ending Value, as described below. If you invest in the notes, you must be willing to forgo interest payments on your investment, such as fixed or floating interest rates paid on conventional non-callable debt securities. If your notes are less than 100% principal protected at maturity, you must be willing to bear the risk of loss of some of your investment. If a

Capped Value is specified in the applicable term sheet, you must be willing to accept a return that will not exceed the return represented by the Capped Value.

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. The notes will differ from traditional debt securities in that their return is linked to the performance of the underlying Exchange Rate Measure, and you will not receive interest payments.

Is it possible for you to lose some of your investment in the notes?

The notes will have some level of principal protection on the maturity date, as specified in the applicable term sheet. If the applicable term sheet provides that your notes are less than 100% principal protected at maturity (i.e., the Minimum Redemption Amount for your notes is less than the Original Offering Price), then you may lose up to the percentage of your investment specified in the applicable term sheet if the Ending Value is less than the Starting Value, as described more fully below.

All payments on the notes are subject to our credit risk. Further, if you sell your notes prior to maturity, you may find that the market value per note is less than the Original Offering Price.

What is the Exchange Rate Measure?

The Exchange Rate Measure will consist of one or more exchange rates that will be specified in the applicable term sheet. Each exchange rate will be expressed as the number of units of one currency (an “underlying currency”) for which one unit of another currency (the “base currency”) can be exchanged. The Exchange Rate Measure may consist of a group, or “Basket,” of currency exchange rates. The Exchange Rate Measure will not change during the term of the notes, except as described in “Description of the Notes—Successor Currencies” below.

Each term sheet will set forth information as to the historical values of the applicable Exchange Rate Measure. However, historical values of the Exchange Rate Measure are not indicative of the future performance of the Exchange Rate Measure or the performance of your notes.

How will the Redemption Amount be calculated?

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	Original Offering Price x	(	Ending Value - Starting Value	)
Starting Value

The “Step Up Value” will be a specified percentage above the Starting Value, as set forth in the applicable term sheet. If the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value, the Step Up Payment described above will yield a greater return on your notes at maturity than the percentage increase in the Exchange Rate Measure. If the Ending Value is greater than the Step Up Value, then your return on the notes at maturity will be equal to the percentage increase in the Exchange Rate Measure.

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal the greater of:

(i) the Minimum Redemption Amount; and
(ii) Original Offering Price +	Original Offering Price x	(	Ending Value - Starting Value	)
Starting Value

The “Minimum Redemption Amount” will be a dollar value per unit set forth in the applicable term sheet, which may be less than or equal to the Original Offering Price. In no event will the Redemption Amount be less than the Minimum Redemption Amount. If the applicable term sheet provides that the notes are less than 100% principal protected, you may receive a Redemption Amount that is less than the Original Offering Price of your notes.

Unless otherwise specified in the applicable term sheet, the “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

If a “Capped Value” is described in the applicable term sheet, then in no event will the Redemption Amount for each unit exceed the Capped Value. We will determine the applicable Capped Value, if any, on the pricing date of the notes, and if applicable, we will specify the Capped Value in the term sheet.

How will the Starting Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” of the Exchange Rate Measure will be set to 100 on the pricing date.

How will the Ending Value be determined?

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the value of the Exchange Rate Measure on a specific calculation day that will be set forth in the applicable term sheet, as determined by the calculation agent.

Unless otherwise specified in the applicable term sheet, the value of the Exchange Rate Measure on the calculation day will be (i) 100 plus (ii) 100 multiplied by the sum of the Weighted Returns (as defined below) for each exchange rate.

Unless otherwise set forth in the applicable term sheet, the value of the Exchange Rate Measure will increase as the sum of the applicable Weighted Returns increases, and will decrease as the sum of the Weighted Returns decreases.

Unless otherwise set forth in the applicable term sheet, the “Weighted Return” with respect to each applicable exchange rate will be determined by the calculation agent using one of the formulas set forth in the section entitled “Description of the Notes—The Starting Value and the Ending Value—Ending Value.” These formulas compare the applicable exchange rate or exchange rates as of the calculation day to a time on or around the pricing date, as set forth in the applicable term sheet.

The “calculation day” will be a business day, a Currency Business Day (each as defined below), or a day that is both a business day and a Currency Business Day, as specified in the applicable term sheet. The calculation day will occur shortly before the maturity date.

How will each exchange rate be determined?

Each exchange rate will be determined by the calculation agent in the manner specified in the applicable term sheet. Please see the section “Description of the Notes—The Starting Value and the Ending Value—Ending Value” for additional information.

Is the return on the notes limited in any way?

Yes, but only if the applicable term sheet for your notes provides for a Capped Value. In such event, your investment return, if any, is limited to the return represented by that Capped Value. If a Capped Value is applicable to your notes, the term sheet will set forth examples showing the impact of the Capped Value on the Redemption Amount.

Who will determine the Redemption Amount?

The calculation agent will make all the determinations associated with the notes, such as determining the Weighted Returns, the Ending Value, the values of the exchange rates, and the Redemption Amount. Unless otherwise set forth in the applicable term sheet, we will appoint one of our affiliates, including Merrill Lynch Capital Services, Inc. (“MLCS”) or another entity, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have the right to receive the currencies that are represented by the Exchange Rate Measure?

No. You will have no right to receive any of the currencies that are represented by the Exchange Rate Measure as a result of an investment in the notes. The Redemption Amount will be payable only in U.S. dollars.

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S and BAI, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents is your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

How are the notes treated for U.S. federal income tax purposes?

We intend to treat the notes, for U.S. federal income tax purposes, as debt instruments that provide for contingent interest. Under this treatment, notes with a maturity of one year or less, will be subject to special rules as described in “U.S. Federal Income Tax Summary—U.S. Holders—Income Tax Considerations—Notes with Maturities of One Year or Less.” In the case of notes with a maturity of more than one year, the notes are considered to be issued with original issue discount. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

With respect to notes with a maturity of more than one year, you will be required to include income on the notes over their term based upon a comparable yield, even though you will not receive any payments until maturity. We will determine this comparable yield for each series of the notes in accordance with regulations issued by the U.S. Treasury Department (“Treasury”), solely in order for you to determine the amount of income that you will be required to include each year as a result of your ownership of the notes. The comparable yield is neither a prediction nor a guarantee of what the actual Redemption Amount will be, or whether the actual Redemption Amount will exceed the applicable Minimum Redemption Amount. The comparable yield determined on the pricing date will be set forth in the applicable term sheet.

Additionally, you generally will be required to recognize ordinary income on any gain realized on a sale, upon maturity, or upon another disposition of the notes. See the section entitled “U.S. Federal Income Tax Summary.”

If you are a Non-U.S. Holder (as defined below), payments on the notes generally will not be subject to U.S. federal income or withholding tax, as long as you provide us with the required completed tax forms.

Will the notes be listed on an exchange?

If provided for in the applicable term sheet, we will apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-4 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the Original Offering Price, then your investment may result in a loss. We will not repay you a fixed amount on your notes at maturity. Instead, the Redemption Amount will depend on the direction of and percentage change in the value of the Exchange Rate Measure to which your notes are linked.

You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk. If the Ending Value is less than the Starting Value, and if the Minimum Redemption Amount is less than the Original Offering Price, your investment will result in a loss.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you receive on the notes, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

If specified in the applicable term sheet, your return, if any, is limited to the return represented by the Capped Value. Although any positive return on notes is based on the increase in the Exchange Rate Measure, if a Capped Value is applicable to your notes, in no event will you receive a Redemption Amount greater than the applicable Capped Value. In other words, your opportunity to participate in possible increases in the value of the Exchange Rate Measure through an investment in the notes is limited to the return represented by the Capped Value that may be set forth in the applicable term sheet. In contrast, a direct investment in the Exchange Rate Measure or the relevant currencies would allow you to receive the full benefit of any appreciation in the value of the applicable exchange rates.

You must rely on your own evaluation of the merits of an investment linked to the applicable Exchange Rate Measure. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in an Exchange Rate Measure or the relevant currencies, as the case may be, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Exchange Rate Measure may at any time have significantly different views from those of our affiliates. You are encouraged to derive information concerning an Exchange Rate Measure or any relevant currencies from multiple sources, and you should not rely on the views expressed by our affiliates.

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S or any other selling agents with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable selling agent with compensation for its services in developing the securities. The price, if any, at which you could sell the notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the selling agent commissions or underwriting discount paid in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any of our affiliates for the notes, or the listed price in the case of listed notes, could be higher or lower than the Original Offering Price.

Assuming there is no change in the value of the applicable Exchange Rate Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, selling agent commissions or underwriting discount paid with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Exchange Rate Measure. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date. This will be the case even if the value of the Exchange Rate Measure increases after the pricing date. No assurance can be given as to what our financial condition will be on the maturity date. If we default upon our financial obligations, you may not receive the Redemption Amount payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings prior to the maturity date may affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Exchange Rate Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure. Changes in the value of the Exchange Rate Measure during the term of the notes before the applicable calculation day will not be reflected in the calculation of the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value. No other values of the Exchange Rate Measure will be taken into account. As a result, you may receive a Redemption Amount that is not significantly higher than the Minimum Redemption Amount (or in the case of notes that are less than 100% principal protected, a Redemption Amount that is less than the Original Offering Price of your notes), even if the value of the Exchange Rate Measure has increased at certain times during their term before decreasing to a value on the calculation day that is less than the Starting Value.

If the Exchange Rate Measure to which your notes are linked is a Basket, changes in one or more exchange rates in the Basket may be offset by changes in one or more other exchange rates in the Basket. If the Exchange Rate Measure to which your notes are linked consists of a Basket, a change in one or more of the applicable exchange rates may not correlate with changes in one or more of the other applicable exchange rates. At a time when the value of one or more of the relevant currencies changes, the value of the other currencies may not change as much, or may even change in the opposite direction. Therefore, in calculating the Ending Value as of the calculation day, changes in the values of one or more of the relevant currencies may be moderated, or wholly offset, by lesser changes or changes in the opposite direction, in the values of the other relevant currencies. If the weightings of the applicable exchange rates are not equal, changes in the exchange rates which are more heavily weighted could have a disproportionately adverse impact upon the notes.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Exchange Rate Measure. Because the Redemption Amount will be determined by reference to the value of the Exchange Rate Measure on the applicable calculation day, we anticipate that the market value of the notes at any time will depend substantially on applicable exchange rates. These exchange rates will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets and the foreign exchange markets generally. Even if the value of the Exchange Rate Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the applicable exchange rates will continue to fluctuate until the Ending Value is determined. If you sell your notes when the value of the Exchange Rate Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Exchange Rate Measure decreases, and increase as the value of the Exchange Rate Measure increases. However, as the value of the Exchange Rate Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount will not exceed that Capped Value, we do not expect that the notes will trade in any secondary market above that Capped Value.

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Exchange Rate Movements and Volatility. Foreign exchange rates represent the number of units of an underlying currency for which one unit of a base currency can be exchanged. The value of an exchange rate increases when an underlying currency depreciates relative to the applicable base currency, and decreases when an underlying currency appreciates relative to that base currency. Changes in and the volatility of the applicable exchange rates could have a negative impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States and the foreign countries in which the relevant currencies are issued or used, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets and foreign exchange markets generally, may affect the value of the Exchange Rate Measure and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. The level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Exchange Rate Measure or the relevant currencies, and, thus, the market value of the notes may be adversely affected. Increases or decreases in interest rates in the countries in which each base currency and each underlying currency are issued or used may affect the economies of these countries, and in turn, the respective exchange rates, which may adversely affect the market value of the notes. In addition, increases or decreases in the level of interest rates in the country that issued the base currency which are greater than or less than those of the country that issued the underlying currency may also adversely impact each applicable exchange rate, and therefore, the value of the notes.

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Time to Maturity. We anticipate that the notes may have a market value that may be different from that which would be expected based on the levels of market interest rates and the value of the Exchange Rate Measure. This difference will reflect a time premium or discount due to expectations concerning the value of the Exchange Rate Measure during the period before the applicable value of the maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of the Exchange Rate Measure.

In general, assuming all relevant factors are held constant, we anticipate that the effect on the market value of any series of the notes based on a given change in most of the factors listed above will be greater if it occurs later in the term of the notes than if it occurs earlier in their term. Further, we expect that the effect of a given change in the value of an Exchange Rate Measure will be greater if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell the relevant currencies or futures or options contracts on those currencies for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the applicable exchange rates and, in turn, the value of the Exchange Rate Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the value of an Exchange Rate Measure or the value of the relevant currencies.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Exchange Rate Measure and the relevant currencies that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the relevant currencies or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the applicable Exchange Rate Measure. These trading and underwriting activities could affect the Exchange Rate Measure in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the value of the Exchange Rate Measure on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of the Ending Value, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Exchange Rate Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return at maturity and the market value of the notes. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the value of the Exchange Rate Measure. Accordingly, our hedging activities may increase or decrease the market value of the notes on the applicable calculation day and the applicable Redemption Amount. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the value of the Exchange Rate Measure, we cannot assure you that these activities will not affect the value of the Exchange Rate Measure and the market value of the notes prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether the value of an exchange rate can be obtained on the calculation day, and in connection with judgments that it would be required to make if the value of an exchange rate is unavailable. The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory provisions, regulations, published rulings, or other judicial decisions address the characterization of the notes or other instruments with terms substantially the same as the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in the notes, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Exchange Rate Measure

The Redemption Amount will depend on the applicable exchange rates, which are affected by many complex factors outside of our control. The value of any exchange rate may be affected by complex political and economic factors. Each exchange rate is at any moment a result of the supply and demand for the applicable base currency relative to its applicable underlying currency, and changes in an exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each underlying currency or base currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The Exchange Rate Measure could be affected by the actions of the applicable governments. Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing the notes is that their liquidity, market value, and the Redemption Amount could be affected by the actions of those governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. Unless otherwise set forth in the applicable term sheet, there will be no adjustment or change in the terms of the notes in the event that an exchange rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments (except for the limited instance of the issuance of a replacement currency, as more fully described below in the section entitled “Description of the Notes—Successor Currencies”) affecting any currency.

Even though currencies trade around-the-clock, the notes will not trade around-the-clock and the prevailing market prices for the notes may not reflect the underlying exchange rates. The interbank market in foreign currencies is a global, around-the-clock market. Unlike the market for the notes, if any, the hours of trading for the notes will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to movements occurring in the applicable foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the value of the applicable exchange rates used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the applicable foreign exchange markets.

Suspensions or disruptions of market trading in the applicable currencies may adversely affect the value of the notes. The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the applicable currencies and, therefore, adversely affect the value of the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet. We cannot otherwise redeem notes prior to the maturity date. Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund.

We will not pay interest on the notes.

The notes will have some level of principal protection on the maturity date, which will be specified in the applicable term sheet. The level of principal protection may be 100%, or a lower percentage.

We will issue notes in the denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of notes will be set forth in the applicable term sheet. You may transfer notes only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	Original Offering Price x	(	Ending Value - Starting Value	)
Starting Value

The “Step Up Value” will be a specified percentage above the Starting Value, as set forth in the applicable term sheet. If the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value, the Step Up Payment described above will yield a greater return on your notes at maturity than the percentage increase in the Exchange Rate Measure. If the Ending Value is greater than the Step Up Value, then your return on the notes at maturity will be equal to the percentage increase in the Exchange Rate Measure.

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal the greater of:

(i) the Minimum Redemption Amount; and
(ii) Original Offering Price +	Original Offering Price x	(	Ending Value - Starting Value	)
Starting Value

The “Minimum Redemption Amount” will be a dollar value per unit set forth in the applicable term sheet, which may be less than or equal to the Original Offering Price. In no event will the Redemption Amount be less than the Minimum Redemption Amount. If the applicable term sheet provides that the notes are less than 100% principal protected, you may receive a Redemption Amount that is less than the Original Offering Price of your notes.

Unless otherwise specified in the applicable term sheet, the “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

If a “Capped Value” is described in the applicable term sheet, then in no event will the Redemption Amount for each unit exceed the Capped Value. We will determine the applicable Capped Value, if any, on the pricing date of the notes, and if applicable, we will specify the Capped Value in the term sheet.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” of the Exchange Rate Measure will be set to 100 on the pricing date.

We will assign each exchange rate a weighting (an “Exchange Rate Weighting”) so that each exchange rate represents a percentage of the Starting Value on the pricing date, as follows:

•	If the Exchange Rate Measure consists of a single exchange rate, its Exchange Rate Weighting will be 100%.

•

If the Exchange Rate Measure is a Basket, then the sum of each Exchange Rate Weighting will equal 100%. We may assign equal Exchange Rate Weightings to the applicable exchange rates in a Basket, or we may assign unequal Exchange Rate Weightings to them.

In each case, the Exchange Rate Weightings will be set forth in the applicable term sheet. The Exchange Rate Weightings will be fixed, and will not change during the term of the notes.

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the value of the Exchange Rate Measure on a specific calculation day that will be set forth in the applicable term sheet, as determined by the calculation agent.

Unless otherwise specified in the applicable term sheet, the value of the Exchange Rate Measure on the calculation day will be (i) 100 plus (ii) 100 multiplied by the sum of the Weighted Returns for each exchange rate.

The “Weighted Return” with respect to an exchange rate will be determined by the calculation agent using one of the following formulas:

(a) Exchange Rate Weighting	x	(	Final Exchange Rate - Initial Exchange Rate	)	;
Initial Exchange Rate

(b) Exchange Rate Weighting	x	(	Final Exchange Rate - Initial Exchange Rate	)	;
Final Exchange Rate

(c) Exchange Rate Weighting	x	(	Initial Exchange Rate - Final Exchange Rate	)	;
Initial Exchange Rate

  or

(d) Exchange Rate Weighting	x	(	Initial Exchange Rate - Final Exchange Rate	)	.
Final Exchange Rate

The applicable formula will depend upon the market convention used for quoting the applicable exchange rate, and the terms of the applicable notes, and will be set forth in the applicable term sheet.

Unless otherwise set forth in the applicable term sheet, the value of the Exchange Rate Measure will increase as the sum of the applicable Weighted Returns increases, and will decrease as the sum of the Weighted Returns decreases.

Unless otherwise set forth in the applicable term sheet, the formulas in (a) and (b) above will result in the Weighted Return being negative when the value of the underlying currency appreciates relative to the base currency, and being positive when the value of the underlying currency depreciates relative to the base currency. Unless otherwise set forth in the applicable term sheet, the formulas in (c) and (d) above will result in the Weighted Return being positive when the value of the underlying currency appreciates relative to the base currency and being negative when the value of the underlying currency depreciates relative to the base currency.

The “calculation day” will be a business day, a Currency Business Day or a day which is both a business day and a Currency Business Day, as specified in the applicable term sheet. The calculation day will occur shortly before the maturity date.

A “business day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

A “Currency Business Day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue the applicable currency are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

With respect to all exchange rate-based notes, unless otherwise set forth in the applicable term sheet, if the calculation agent determines that the scheduled calculation day is not a business day and/or a Currency Business Day, as applicable, by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the Ending Value on the next applicable business day and/or Currency Business Day, as applicable. If no such days occur prior to the second scheduled business day before the maturity date of the notes, the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent on that day in a manner which the calculation agent considers commercially reasonable under the circumstances.

Determination of Exchange Rates

The applicable exchange rates on the pricing date and on the calculation day will be determined by the calculation agent in the manner specified in the applicable term sheet.

Unless otherwise set forth in the applicable term sheet, the “Initial Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the pricing date.

The “Final Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the calculation day.

Successor Currencies

If a base currency applicable to your notes is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the base currency’s country or jurisdiction, the calculation agent will, when determining the applicable Weighted Return, calculate the applicable Final Exchange Rate by using the exchange rate of the applicable underlying currency relative to the New Currency on the calculation day, multiplied by a fraction, the numerator of which will be “1” and the denominator of which will be the number of units of the applicable base currency represented by one unit of the New Currency. Conversely, in the event an underlying currency applicable to your notes is replaced by a New Currency, the calculation agent will, when determining the applicable Weighted Return, calculate the Final Exchange Rate by using the exchange rate of the New Currency relative to the applicable base currency on the calculation day, multiplied by the number of units of the applicable underlying currency represented by one unit of the New Currency. No other changes will be made to the terms of your notes as a result of such replacement.

As an example of the calculation described above, if a base currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that base currency, the Final Exchange Rate would be calculated by using the applicable exchange rate of the applicable underlying currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an underlying currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that underlying currency, the Final Exchange Rate would be calculated by using the applicable exchange rate of the New Currency (relative to the applicable base currency) multiplied by 1,000.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Weighted Returns, the Ending Value, the value of the exchange rates, the Redemption Amount, any New Currencies, business days, and Currency Business Days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLCS or one of our other affiliates as the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, with respect to any series of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the Original Offering Price of your notes. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or will remain listed for the entire term of your notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S and BAI, may act as our selling agent for any offering of the notes. Without limiting the foregoing, our affiliates First Republic Securities Company, LLC and Banc of America Securities LLC may act as a selling agent. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

No selling agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase any the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S, BAI, and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations applicable to the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the Treasury (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding the notes in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this product supplement, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders. As used in this product supplement, the term “Non-U.S. Holder” means a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding a note should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of a note.

Tax Characterization of the Notes

Although, there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes, we intend, unless otherwise specified in the applicable term sheet, to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below with the result that the timing and character of income, gain, or loss recognized in respect of the notes could differ materially from the timing and character of income, gain, or loss recognized in respect of the notes had the notes in fact been treated as debt instruments for U.S. federal income tax purposes.

U.S. Holders—Income Tax Considerations

Notes with Maturities of One Year or Less

The following discussion applies to notes that have a term of one year or less.

Special U.S. federal income tax rules apply to notes with a term of one year or less. The U.S. federal income tax treatment of such notes is unclear in several respects. Accordingly, investors in the notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes.

In General

The discussion in the next two paragraphs describes the tax consequences that generally apply to each U.S. Holder who purchases a note. A U.S. Holder who purchases a note with a Minimum Redemption Price in excess of its issue price is subject to additional rules described below under “—Notes Issued with Discount.”

Cash Method U.S. Holders. A U.S. Holder who is a cash method taxpayer (other than an “Electing U.S. Holder,” as defined below) will be required to include the amount received on a note in excess of the issue price, if any, as ordinary income at the time it is paid. Upon the sale, exchange, or redemption of a note prior to maturity, a U.S. Holder generally should recognize gain or loss in an amount equal to the difference between the amount received on the sale, exchange, or redemption and such U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis generally should equal such U.S. Holder’s initial investment in the note. In addition, if the U.S. Holder’s tax basis is greater than the amount received at maturity, such U.S. Holder should recognize a loss equal to such excess. Under the special rules that apply to debt obligations that provide for payment of any amount determined by reference to the value of one or more foreign currencies, gain or loss should be characterized as ordinary income or loss to the extent that such gain or loss is attributable to fluctuations in the Exchange Rate Measure, and should otherwise be characterized as short-term capital gain or loss. The deductibility of capital losses by a U.S. Holder is subject to limitations. Absent a future clarification in current law (by administrative determination, judicial ruling or otherwise), we intend to report any payments upon a sale, exchange, or redemption of a note prior to maturity entirely as gross proceeds.

Electing U.S. Holders and Accrual Method U.S. Holders. Under the Code, a U.S. Holder who is a cash method taxpayer may elect to currently include income with respect to all notes with a term of one year or less that it acquires on or after the first day of the taxable year to which the election applies. Although not free from doubt, a U.S. Holder who makes, or has made, such an election (an “Electing U.S. Holder”) and a U.S. Holder who is an accrual method taxpayer generally should not include income on a note until the amount is fixed or paid, and are otherwise generally subject to the rules described in the preceding paragraph.

Notes Issued with Discount

If the Minimum Redemption Amount exceeds the notes’ issue price, such excess will be treated as “discount” subject to the following additional rules. For cash method U.S. Holders (other than Electing U.S. Holders), any gain from the sale, exchange, or redemption of a note prior to maturity will be treated as ordinary income to the extent of the amount of any discount that has accrued (on a straight line basis, or, upon election, under a constant yield method based on daily compounding) through the date of sale and any balance (other than gain properly attributable to fluctuations in the Exchange Rate Measure which, as described above, should be characterized as ordinary income) should be characterized as short-term capital gain. In addition, such U.S. Holder will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the note in an amount equal to the accrued discount on a note deferred by reason of its method of accounting until the deferred discount is included in income. A U.S. Holder who is either an Electing U.S. Holder or an accrual method taxpayer will be required to include such discount on a note in income as it accrues (on a straight line basis, or, upon election, under a constant yield method based on daily compounding), and such U.S. Holder’s tax basis in the note will be increased by any discount included in income by such U.S. Holder.

Notes with Maturities of More than One Year

The following discussion applies to notes that have a term of more than one year.

Interest and Original Issue Discount. We intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Because the amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure, the U.S. federal income tax treatment of the notes to a U.S. Holder will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of such notes is the U.S. dollar. Unless otherwise specified in the applicable term sheet, we intend to take the position that the denomination currency of such notes is the U.S. dollar and the balance if this discussion so assumes. Accordingly, such notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments.

Under the characterization described above, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” both as described below, established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder which does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

A “comparable yield” with respect to a note generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the note (taking into account for this purpose the level of subordination, term, timing of payments, and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the note). Notwithstanding the foregoing, a comparable yield must not be less than the applicable U.S. federal rate based on the overall maturity of the note.

A “projected payment schedule” with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. Based upon market conditions as of the date of the applicable term sheet, as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes, we will set forth in that term sheet the “projected payment schedule.” This projected payment schedule will consist of a projection for tax purposes of the Redemption Amount. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet. You should be aware that this amount is not calculated or provided for any purposes other than the determination of a U.S. Holder’s interest accruals and adjustments with respect to the notes for U.S. federal income tax purposes. By providing the projected payment schedule, we make no representations regarding the actual amounts of payments on the notes.

Based on the comparable yield and the projected payment schedule of the notes, a U.S. Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the note for each day in the taxable year on which the holder held the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note, as set forth below. The daily portions of interest for a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on the note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price. The issue price of each note in an issue of the notes is the first price at which a substantial amount of those notes has been sold (including any premium paid for those notes and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). For any subsequent accrual period, the adjusted issue price will be (1) the sum of the issue price of the note and any interest previously accrued on the note by a holder (without regard to any positive or negative adjustments, described below) minus (2) the amount of any projected payments on the note for previous accrual periods. A U.S. Holder of a note generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

A U.S. Holder will be required to recognize interest income equal to the amount of any positive adjustment for a note for the taxable year in which a contingent payment is paid (including a payment at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (1) will first reduce the amount of interest for the note that a U.S. Holder would otherwise be required to include in income in the taxable year, and (2) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income on the note or to reduce the amount realized on a sale, exchange, or retirement of the note and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

If all contingent payments on the notes become fixed on a day that is more than six months before the maturity date, applicable Treasury regulations provide that a holder should make adjustments to the prior and future interest inclusions in respect of the notes over the remaining term for the notes in a reasonable manner. U.S. Holders should consult their tax advisor as to what would be a “reasonable manner” in their particular situation.

Tax Accrual Table. We expect that each term sheet for the notes will include a table that sets forth the following information with respect to each $10 principal amount of the notes for each of the applicable accrual periods through the maturity date of the notes:

•	the amount of interest deemed to have accrued during the accrual period; and

•	the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period.

The table will be based upon a projected payment schedule (including a projected Redemption Amount) and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable term sheet. Please note that the comparable yield is likely to change between the date of any preliminary term sheet and the date of the related final term sheet. Therefore, the projected payment schedule included in any preliminary term sheet will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary term sheet will be revised, and the revised table will be set forth in the final term sheet prepared in connection with the initial sale of the notes.

Sale, Exchange, or Retirement. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and that holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the notes are held for investment purposes, the amount of income or gain realized with respect to a note should not constitute unrelated business taxable income. However, if a note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a note to purchase or carry the note, all or a portion of any income or gain realized with respect to such note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the notes should be aware that whether or not any income or gain realized with respect to a note which is owned by an organization that is generally exempt from U.S. federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the notes that are generally exempt from U.S. federal income taxation should consult with their own tax advisors concerning the U.S. federal income tax consequences of investing in the notes.

Non-U.S. Holders—Income Tax Considerations

U.S. Federal Income and Withholding Tax

Under current U.S. federal income tax law and subject to the discussion below concerning backup withholding, principal and interest payments, including any OID, that are received from us or our agent and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S., or a permanent establishment maintained in the U.S. if certain tax treaties apply, generally will not be subject to U.S. federal income or withholding tax except as provided below. Interest, including any OID and any gain realized on the sale, exchange, or retirement of a note, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if:

•	a Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a Non-U.S. Holder is a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership;

•	a Non-U.S. Holder is a bank extending credit under a loan agreement in the ordinary course of its trade or business;

•

the payments on the notes are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party (other than payments that are based on the value of a security or index of securities that are, and will continue to be, actively traded within the meaning of Section 1092(d) of the Code, and that are not nor will be a “United States real property interest” as described in Section 897(c)(1) or 897(g) of the Code); or

•	the Non-U.S. Holder does not satisfy the certification requirements described below.

A Non-U.S. Holder generally will satisfy the certification requirements if either: (A) the Non-U.S. Holder certifies to us or our agent, under penalties of perjury, that it is a non-United States person and provides its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes certifies to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from the Non-U.S. Holder certifying that it is a non-United States person and furnishes us with a copy of the statement.

Payments not meeting the requirements set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that income on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the U.S. as discussed below. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business within the U.S. and if interest (including any OID) on the note, or gain realized on the sale, exchange, or other disposition of the note, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the applicable certification requirements are satisfied), generally will be subject to U.S. federal income tax on such interest (including any OID) or gain on a net income basis in the same manner as if it were a U.S. Holder. Non-U.S. Holders should read the material under the heading “—U.S. Holders—Income Tax Considerations,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

U.S. Federal Estate Tax

Under current law, a note should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of that note would have been effectively connected with the conduct by the individual of a trade or business in the U.S.

Backup Withholding and Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of principal, any premium, and interest on the notes, and the accrual of OID. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of a note before maturity. Additionally, backup withholding generally will apply to any payments, including payments of OID, if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the U.S. or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the U.S. or whose U.S. partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the U.S., or a U.S. branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have for their investment in the notes and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to this transaction, they would be required to comply with these requirements.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.